Limited Signatory Power By this Limited Signatory Power, the undersigned authorizes and designates each of Suzanne A. Barr, Lisa D. Brown, Veronique K. Fine, Thomas L. Klein, and James E. Myers each with full power of substitution, to execute and file on behalf of the undersigned all Forms 3, 4 and 5 (including any exhibits, attachments and amendments thereto) that the undersigned may be required to file with the Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Fannie Mae. The authority of Suzanne A. Barr, Lisa D. Brown, Veronique K. Fine, Thomas L. Klein, and James E. Myers under this Limited Signatory Power shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to their ownership of or transactions in securities of Fannie Mae, unless earlier revoked in writing. The undersigned acknowledges that Suzanne A. Barr, Lisa D. Brown, Veronique K. Fine, Thomas L. Klein, and James E. Myers are not assuming, nor is Fannie Mae assuming, any of the undersigned's responsibilities to file Forms 3, 4 and 5 or otherwise comply with any related laws or regulations. This Limited Signatory Power revokes any Signatory Power or Power of Attorney the undersigned has previously signed with respect to Forms 3, 4 and 5 that the undersigned may be required to file with the Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Fannie Mae. It does not revoke any Power of Attorney previously signed with respect to management of the undersigned’s EDGAR account or Form ID matters. Date: Signed: Barry Habib 7/28/2025 /s/ Barry Habib